Exhibit 99.1

Lutz Schüler to Join Virgin Media as Chief Operating Officer

Denver, Colorado - June 28, 2018:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that effective September 10, 2018, Lutz Schüler will become Chief Operating Officer of Virgin Media, reporting to Chief Executive Officer (CEO) Tom Mockridge. Mr. Schüler is currently the CEO of Unitymedia, a Liberty Global subsidiary in Germany, and will be replaced by current Chief Financial Officer Winfried “Winni” Rapp.

Mike Fries, President and CEO of Liberty Global, said: “For the past eight years Lutz has done an outstanding job running our operations in Germany and creating significant value for Liberty Global. Since our initial acquisitions in 2009 and 2010, Unitymedia has grown revenue 60% and operating cash flow 80%, and has led the market in broadband innovation. With the pending sale of our German business to Vodafone, Virgin Media takes on greater importance within our platform in Europe and we want the strongest team possible driving this business. I couldn’t be happier to keep Lutz in the Liberty family.”

Tom Mockridge commented: “I’m excited to have Lutz join the Virgin Media team. His track record in Germany as an operator speaks for itself and he will provide a new level of marketing energy and leadership that will benefit Virgin Media customers and employees. I want to thank Jeff Dodds and Neil Bartholomew who have enabled us to seamlessly navigate the past few months and helped deliver our continued string of growth quarter after quarter.”

Lutz Schüler said: “I’m thrilled to join the Virgin Media team and work alongside Tom. As I embrace this new challenge, I know that Unitymedia will be in strong, capable hands under Winni’s leadership. He is committed to our customers, to our employees and to the communities we serve.”

Winfried Rapp further commented: “Taking the reins at Unitymedia at this critical time is a great honor. If you want to see the future of the TV and broadband business you need to look no further than Unitymedia. I will continue our proud tradition of innovation and our customers will be well served when Unitymedia and Vodafone join forces. This is an exciting time for our customers and employees.”

Mr. Schüler will take over the role that was vacated in March 2018 and has been filled in the interim by two leaders of Virgin Media’s UK Consumer Division, Jeff Dodds and Neil Bartholomew. Both will retain key leadership roles heading the Mobile and Customer Operations, respectively, when Mr. Schüler joins in September.

In May Liberty Global announced the sale of its operations in Germany, as well as three other Eastern European markets, to Vodafone for €19 billion ($22.7 billion1) on a U.S. GAAP basis. Mr. Schüler will be appointed Chairman of Unitymedia’s Supervisory Board to ensure continuity through the conclusion of the regulatory approval process, expected to occur in mid-2019. The current Chairman, Diederik Karsten, will remain on the Supervisory Board.

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1 Convenience translation at USD/EUR rate of 1.1950

Lutz Schüler Background

Lutz Schüler has been CEO of Unitymedia since January 2011 and also serves on the Liberty Global Executive Operating Committee. He played a key role in the acquisition and subsequent integration of Kabel BW as well as in significantly producing growth and shareholder value. Lutz has a great track record in the German telecommunications market, with many years of strategic and operational experience and extensive experience in marketing, sales and operations across a wide range of products. He served in several senior management roles with the Telefónica O2 group from 1998 onwards, lastly leading the integration of Hansenet Telekommunication GmbH as its CEO in Hamburg, when it was acquired by Telefónica O2 in early 2010. From 2006 to 2010, he was Managing Director, Marketing & Sales for Telefónica O2 in Germany. Before joining Telefónica O2 in 1998, he worked as a product manager with VIAG Interkom GmbH and T-Mobile. Mr. Schüler studied at the University of Augsburg and holds a Masters in Business Administration.

Winfried Rapp Background

Winfried “Winni” Rapp has been CFO of Unitymedia since October 2013 and is also a Managing Director for the Finance function. He integrated the Finance units of Unitymedia and Kabel BW after the merger into a single motivated, high-performing team. In doing so, he improved the reliability of financial planning and target achievement. Winni previously worked at SAP for 10 years in various finance roles, both nationally and internationally, including CFO for the Global Service unit and as CFO for the western European countries. Prior to SAP he was employed at Deutsche Telekom’s central Group Controlling as well as at T-Mobile UK. Winni has a strong track record in IT and in the telecommunication’s industry and gained further financial experience in various positions in the automotive, manufacturing and logistics industries.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 22 million customers subscribing to 46 million TV, broadband internet and telephony services. We also serve over 7 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.
About Virgin Media

Virgin Media offers four multi award-winning services across the UK and Ireland: broadband, TV, mobile phone and landline.
Our dedicated, ultrafast network delivers the fastest widely-available broadband speeds to homes and businesses and we’re expanding this through our Project Lightning program, which could extend our network to up to 17 million premises.

Our interactive Virgin TV service brings live TV, thousands of hours of on-demand programming and the best apps and games to customers through a set-top box, as well as on-the-go through tablets and smartphones.

Virgin Mobile launched the world’s first virtual mobile network and offers fantastic value and innovative services with 4G connectivity. We are also one of the largest fixed-line home phone providers in the UK and Ireland.

Through Virgin Media Business we support entrepreneurs, businesses and the public sector, delivering the fastest widely available broadband speeds and tailor-made services.

Virgin Media is part of Liberty Global, the world’s largest international TV and broadband company. Liberty Global connects 22 million customers through operations in 11 countries across Europe subscribing to 46 million TV, broadband internet and telephony services. It also serves 7 million mobile subscribers and offers WiFi service through 12 million access points across its footprint.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Liberty Global Communications:
Matt Coates	+44 20 8483 6333	Bill Myers	+1 303 437 5880
John Rea	+1 303 220 4238	Virgin Media Communications:
Stefan Halters	+1 303 784 4528	Brigitte Trafford	+44 77 3609 0266
		James Lusher	+44 78 7038 0174
Unitymedia Communications:
		Wolf Osthaus	+49 163 322 9314